Exhibit 10.37

August 13, 2003

Mr. William Lonergan

[ADDRESS]

Dear Bill:

I am pleased to offer you a full time, regular position with LookSmart, Ltd. (the “Company”). You have an outstanding skill set that I believe will enable you to play an important role in the success of the Company. This letter confirms our offer and sets out the specified details of employment. Other terms required to be observed by law also apply.

Your position will be Chief Financial Officer. In this position you will be reporting directly to me. Your key responsibilities will include:

•	Providing leadership and counsel to the CEO and management team in the development of business performance metrics and financial strategies and plans that will effectively support both short and long-term financial, as well as marketplace, performance.

•	Overseeing the development of financial controls and procedures, including accounting practices, maintenance of fiscal records, timely budget information and the preparation of the Company’s financial reports.

•	Developing and maintain excellent relationships and effectively represent Company interests with shareholders, financial institutions and the investment community.

•	Leading the Company’s corporate development process and activities from both a strategic and operational perspective.

Your start date will be September 29, 2003.

Your base compensation on joining will be US$250,000 per annum. In addition, you will be eligible to receive incentive compensation of up to 30% of your base compensation. Earned incentive compensation will be paid on a semi-annual basis, based on your achievement of approved semi-annual performance targets that are mutually developed by the two of us. These targets will include measures of corporate, business unit and individual performance. Any incentive compensation earned by you during calendar year 2003 will be prorated, based on your date of employment.

Mr. William Lonergan

August 13, 2003

Upon employment, you will also be eligible to enroll in the Company’s benefits package. If you enroll, the effective date of your coverage will be your date of hire. In addition, upon employment you will be eligible to participate in the Company’s 401(k) Plan. In the current Plan, the Company will match your contribution dollar for dollar up to 5%. You are also eligible to enroll in the Company’s Employee Stock Purchase Plan, which allows employees to purchase Company stock at a discount. You should note that the Company may modify salaries and benefits from time to time, as it deems necessary.

As an employee of the US Company, you are entitled to vacation, holiday, sick and bereavement leave. Current policy consists of ten (10) days per annum vacation leave, twelve (12) holidays, two (2) floating holidays, eight (8) days per annum sick leave (additional leave at discretion of manager) and two (2) days bereavement leave.

Stock Options

At the first LookSmart Compensation Committee meeting following your date of hire, we will recommend that you be granted 750,000 stock options (the “Option Shares”). The exercise price for your Option Shares will be the closing price of LookSmart, Ltd. stock as quoted on the NASDAQ exchange on the day of the Committee’s approval of your grant. The Option Shares will vest over a period of four (4) years, with 187,500 options vesting upon the one-year anniversary of your employment, and  1/48th vesting each month thereafter until all remaining Option Shares are vested. Such Option Shares will be subject to terms and conditions of the Company’s Stock Option Plan and Stock Option Agreements, such Agreements to be consistent with the terms outlined in this letter. I am happy to provide you with a copy of the Plan.

Termination; At-Will Employment

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result you are free to resign at any time for any reason or no reason, similarly the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice.

Severance

If you are terminated without “cause” or voluntarily resign for “good reason” (each as defined below), the Company will provide you with a severance package consisting of: (a) 50% of your then current annual base salary and incentive compensation (at 100% of “plan”), payable in one lump sum within five (5) business days of the termination, and (b) up to six (6) months of continued benefits coverage from the date of the termination.

Mr. William Lonergan

August 13, 2003

Solely for the purpose of the severance provisions herein, and the provisions regarding accelerated vesting below, “cause” shall mean that you:

•	are convicted of, or plead nolo contendere to, any felony or other offense involving moral turpitude or any crime related to your employment, or commit any act of personal dishonesty resulting in personal enrichment in respect of your relationship with the Company or any subsidiary or affiliate or otherwise detrimental to the Company in any material respect;

•	fail to perform your duties to the Company in good faith and to the best of your ability;

•	willfully disregard, or fail to follow instructions from the Company’s senior management to do any legal act related to the Company’s business after notice to you and 10 days’ opportunity to cure such conduct;

•	exhibit habitual drunkenness or engage in substance abuse which in any way materially affects your ability to perform your duties and obligations to the Company;

•	commit any material violation of any state or federal law relating to the workplace environment.

Solely for the purposes of the severance provisions herein, and the provisions regarding accelerated vesting below, “good reason” shall mean that you voluntarily cease employment with the Company due to (i) a significant change or reduction in your job duties or a reduction in your cash compensation of more than 10%, or (ii) a change in your job location of more than 50 miles from its previous location in connection with a Change in Control (as defined below).

Accelerated Vesting

As used in this agreement, “Change of Control” shall mean the sale of all or substantially all of the assets of the Company, or the acquisition of the Company by another entity by means of consolidation or merger pursuant to which the then current stockholders of the Company shall hold less than fifty percent (50%) of the voting power of the surviving corporation; provided, however, that a reincorporation of the Company in another jurisdiction shall not constitute a “Change of Control.”

If during the term of your employment, there is a “Change of Control” event and (1) you are terminated without “cause” by the surviving corporation, or (2) you voluntarily resign for “good reason”, then one-half (1/2) of the Option Shares shall vest and become immediately

Mr. William Lonergan

August 13, 2003

exercisable, except that if there are fewer than one-half (1/2) of the Option Shares unvested, then all remaining unvested Option Shares shall vest and become immediately exercisable.

Confidential Information

Given the high value of information in this market, it is essential that during your employment and at any time thereafter, you do not disclose any confidential information relating to the Company’s operations except as may be necessary for the proper performance of your duties. By signing this letter, you also agree to sign a separate Employment, Confidential Information and Arbitration Agreement.

Other

The Company, at its own expense, agrees to defend you and hold you harmless against any action brought against you or the Company relating to your employment with the Company, to the same extent as the Company has agreed to indemnify its other officers.

This offer of employment is contingent upon presenting, in accordance with the immigration Reform and Control Act of 1986, verification of your identity and your legal right to work in the United States. In the event you do not possess, or are unable to obtain authorization to accept employment in the U.S., our offer of employment is withdrawn.

It is important that you bring the appropriate documentation for verification with you on your first day of employment, as you cannot be put on the LookSmart payroll until it is received. The required documentation is described in the enclosed package.

You are required to observe at all times all LookSmart policies and procedures (including, but not limited to, those provided to you before your starting date). In accordance with LookSmart’s philosophy, these policies and procedures are formulated for the efficient and fair administration of employment matters and may be varied from time to time.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes, including but not limited to, claims of harassment, discrimination and wrongful termination, shall be settled by arbitration held in San Francisco County, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including section 1283.05 (the “Rules”) and pursuant to California law. A copy of the Rules is available for your review prior to signing this Agreement.

Mr. William Lonergan

August 13, 2003

We look forward to you joining us, not just for your outstanding qualifications for this particular position, but because we hope that you may become part of a core team driving LookSmart’s development.

In order to confirm your acceptance of this offer, we ask that you complete the following acknowledgment, initial each page of this letter and fax it to me at (415) 348-7034. Please send the original signed letter to me at your convenience or bring it on your first day of employment. If you require clarification of any matter, please feel free to contact me.

Sincerely,

/s/ Jason Kellerman

Jason Kellerman Chief Executive Officer

JK:ke

Accepted and agreed to by:

/s/ William Lonergan

William Lonergan

Date: August 13, 2003